Exhibit 21.  List of Subsidiaries of Registrant

Direct Subsidiary:
Capital City Bank

Indirect Subsidiaries:
Capital City Trust Company (Florida)
Capital City Services Company (Florida)
Capital City Securities, Inc. (Florida)
Capital City Mortgage Company (Florida)
First Insurance Agency of Grady County (Georgia)
FNB Financial Services, Inc. (Georgia)